EXHIBIT 23.1

                          CONSENT OF INDEPENDENT AUDITORS



INNOVO GROUP INC.


We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-00000) pertaining to the 2000 Employee Stock Incentive Plan, 2000 Director Stock Incentive Plan, Furrow Non-Qualified Stock Options, and Anderson Non-Qualified Stock Options of Innovo Group Inc. and of our report dated February 8, 2002, with respect to the consolidated financial statements and schedules of Innovo Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 1, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
-----------------------
ERNST & YOUNG LLP


Los Angeles, California
January 13, 2003